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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                        ______________________________

                                   FORM 8-K
                          _________________________

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

              Date of Report (Date of earliest event reported):
                               October 20, 2005

                        CARRINGTON LABORATORIES, INC.
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            (Exact name of Registrant as specified in its charter)



               Texas                     0-11997             75-1435663
   ----------------------------        ----------         ----------------
   (State or other jurisdiction        Commission         (I.R.S. Employer
 of incorporation or organization)     File Number       Identification No.)



          2001 Walnut Hill Lane
              Irving, Texas                                   75038
 ----------------------------------------                   ----------
 (Address of principal executive offices)                   (Zip Code)



    Registrant's telephone number, including area code:  (972) 518-1300


               ----------------------------------------------------
               (Former name, former address and former fiscal year,
                           if changed since last report)


 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

 [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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 Item 1.01.   Entry into a Material Definitive Agreement.

 On October 20, 2005, the Company entered into an agreement with Rainier Capital Management, L.P. ("Rainer") to sell and lease back the building and real estate at the Company's corporate headquarters in Irving, Texas for $4.9 million. The proposed sale of the property is subject to the Company entering into a lease agreement (the "Lease") with Rainier, an unrelated private investment company. The agreement requires that the lease have an initial term of fifteen years, with the Company having two five-year renewal options as well as certain rights of first refusal and repurchase. Rainier's obligation to close these transactions is subject to a 30-day due diligence review, confirmation of title and survey information and certain other customary closing conditions.

 The Company currently expects that, if the sale is completed, its net proceeds will be approximately $4.1 million, after transaction related costs and retirement of the mortgage note related to the property. Following the closing of the sale, the net proceeds will be available for general corporate purposes.


                                  SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                               CARRINGTON LABORATORIES, INC.



 Date: October 26, 2005        By: /s/ Robert W. Schnitzius
                               -----------------------------------------
                                   Robert W. Schnitzius
                                   Chief Financial Officer